Exhibit 4.10
DESCRIPTION OF THE COMPANY’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
    The following is a brief description of the common stock, $0.01 par value per share (the “Common Stock”), of DXC Technology Company (“DXC” or the “Company”) and 1.750% Senior Notes Due 2026, which are the only securities of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”).
Description of Common Stock
General
    The following descriptions of our Common Stock and of certain provisions of Nevada law do not purport to be complete and are subject to and qualified in their entirety by reference to our articles of incorporation (the “Charter”), our amended and restated bylaws (the “Bylaws”) and the Nevada Corporation Law (“NCL”). Copies of our Charter and our Bylaws have been filed with the Securities and Exchange Commission (the “SEC”) as exhibits 3.1 and 3.2, respectively, to our Form 10-K and Form 10-Qs. All of our outstanding shares of common stock are fully paid and non-assessable. Our common stock is listed on the New York Stock Exchange under the symbol “DXC.”
    DXC’s authorized capital stock consists of 750,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. DXC’s board of directors may establish the rights and preferences of the preferred stock from time to time as set forth in the DXC Charter. The DXC Charter does not authorize any other classes of capital stock.
    DXC has adopted and maintains equity incentive plans pursuant to which the Company is authorized to issue stock options, restricted stock and other stock-based incentives to employees and directors.
Common Stock
    Voting Rights. Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by DXC stockholders. The vote of the holders of a majority of the stock represented at a meeting at which a quorum is present is generally required to take stockholder action, unless a different vote is required by law or specifically required by the Charter or the Bylaws.
    Dividends. Subject to the rights of any holders of DXC preferred stock, the holders of Common Stock are entitled to receive ratably dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for the payment of dividends. However, if our board of directors grants rights of cumulative dividends to any series of preferred stock, the Charter limits the Company’s ability to take certain actions, including with respect to the payment of dividends on Common Stock, if such accrued dividends are owed to the holders of any series of preferred stock. For example, no cash payments for distributions or dividends may be made to the holders of Common Stock unless all accrued dividends for past and current dividend periods on all series of preferred stock entitled to cumulative dividends have been declared and set apart for payment. In addition, so long as accrued dividends with respect to any series of DXC preferred stock that is entitled to cumulative dividends remains unpaid for any period to and including the preceding dividend date, the Company may not purchase or redeem any shares of its capital stock.

Exhibit 4.10
    Rights Upon Liquidation. In the event of the liquidation, dissolution or winding up of the Company, after all liabilities and the holders of each series of preferred stock have been paid in full, the holders of Common Stock will be entitled to share ratably in all remaining assets. The Common Stock has no preemptive or conversion rights or other subscription rights. No redemption or sinking fund provisions are applicable to our Common Stock. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that DXC may designate and issue in the future.
Limitations on Rights of Holders of Common Stock – Preferred Stock
    The rights of holders of Common Stock may be materially limited or qualified by the rights of holders of preferred stock that we may issue in the future. Set forth below is a description of the Company’s authority to issue preferred stock and the possible terms of that stock.
    Our board of directors may issue up to 1,000,000 shares of only one class of preferred stock in one or more series and, subject to the NCL, our board of directors may set the designations, preferences and relative, participating, optional or other special rights or qualifications, limitations or restrictions of such preferred stock. Each share of preferred stock will be of equal rank with each other share of preferred stock, regardless of series, with respect to the payment of dividends and the distribution of capital assets.
    Our board of directors have the power to issue DXC preferred stock with voting, conversion and exchange rights that could negatively affect the voting power or other rights of our common stockholders, and our board of directors could take that action without stockholder approval. The issuance of DXC preferred stock could delay or prevent a change in control of DXC.
    If our board of directors grants voting power to the holders of shares of any series of preferred stock, holders of shares of such series will be entitled to no more than one vote per share voting with the holders of shares of Common Stock at each annual or special meeting of stockholders upon all matters upon which a vote is taken except that if the holders of shares of such series will be entitled to elect two or more directors, as a class, the holders of shares of such series will not be entitled to a vote for the election of any other directors of DXC.
    In addition, so long as accrued dividends with respect to any series of DXC preferred stock that is entitled to cumulative dividends remains unpaid for any period to and including the preceding dividend date, the Company may not purchase or redeem any shares of its capital stock.
Anti-Takeover Effects of Various Provisions of Nevada Law and the DXC Charter and the DXC Bylaws
    Provisions of the NCL and the Charter and the Bylaws could make it more difficult to acquire DXC by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, would be expected to discourage certain types of coercive takeover practices and takeover bids our board of directors may consider inadequate and to encourage persons seeking to acquire control of the Company to first negotiate with us. We believe that the benefits of increased protection of DXC’s ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company will outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Exhibit 4.10
    Blank Check Preferred Stock. Our board of directors has the power to issue DXC preferred stock with voting, conversion and exchange rights that could negatively affect the voting power or other rights of DXC common stockholders, and our board of directors could take that action without stockholder approval. The issuance of DXC preferred stock could delay or prevent a change in control of the Company.
    Board Vacancies to be Filled by Remaining Directors. The Bylaws provide that any vacancies, including any newly created directorships, on the board of directors, may be filled by the affirmative vote of the majority of the remaining directors then in office, even if such directors constitute less than a quorum, or by a sole remaining director.
    Removal of Directors by Stockholders. The Bylaws and NCL provide that directors may be removed by stockholders only by the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding capital stock entitled to vote.
    Stockholder Action. The Bylaws preclude stockholders from calling special meetings except where such special meetings are requested by stockholders representing 75% of the capital stock entitled to vote. The Bylaws prevent stockholder action by written consent for the election of directors and require the written consent of 90% of the capital stock entitled to vote for any other stockholder actions by written consent.
    Advance Notice of Director Nominations and Stockholder Proposals. The Bylaws contain advance notice procedures for stockholders to make nominations of candidates for election as directors or to bring other business before the annual meeting of stockholders. As specified in the Bylaws, director nominations and the proposal of business to be considered by stockholders may be made only pursuant to a notice of meeting, at the direction of the board of directors or by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures that are provided in the Bylaws.
    Amendments to the DXC Charter and Bylaws. Under NCL, the Charter may not be amended by stockholder action alone. Amendments to the Charter must be approved by a board resolution and then approved by a majority of the outstanding capital stock entitled to vote. The Bylaws may only be amended by stockholders upon the affirmative vote of not less than a majority of the outstanding capital stock entitled to vote. Subject to the right of stockholders as described in the immediately preceding sentence, the Bylaws may be adopted, amended or repealed by our board of directors.
    Nevada Anti-Takeover Statutes. DXC did not opt out of, and may be subject to Nevada’s Combination with Interested Stockholders Statutes (NCL Sections 78.411-78.444) which restricts or prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior two years, did beneficially own) 10% or more of the corporation’s capital stock entitled to vote.
    No Cumulative Voting. The Charter prohibits cumulative voting in the election of directors.
Description of 1.750% Senior Notes Due 2026
General
    The notes are a single series of debt securities issued under an indenture dated as of March 27, 2017, between DXC and U.S. Bank National Association, as trustee (the “trustee”), as supplemented by a seventh supplemental indenture dated as of September 26, 2018 among DXC,

Exhibit 4.10
the trustee and Elavon Financial Services DAC, UK Branch, as paying agent (the “paying agent”) (collectively, the “indenture”).
    The notes are our direct, unconditional, unsecured and unsubordinated general obligations. The notes rank equally in right of payment with all of our other senior unsecured general obligations from time to time outstanding and senior in right of payment to any subordinated debt we may incur. The notes are effectively subordinated to the obligations, including indebtedness, of our subsidiaries.
    The notes were issued initially in the form of one or more registered global notes (the “global notes”). The global notes are deposited with a common depositary for Euroclear Bank, SA/NV (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”) and registered in the name of the nominee of the common depositary. Ownership of interests in the global notes are limited to persons that have accounts with Euroclear or Clearstream or their respective participants. The terms of the indenture relating to the notes provide for the issuance of definitive registered notes only in certain limited circumstances.
    The notes were initially limited to an aggregate principal amount of €650,000,000. Interest on the notes accrues at the annual rate of 1.750%. Interest on the notes is payable annually in arrears on January 15 of each year, beginning on January 15, 2019. We make each interest payment to the holders of record at the close of business on the January 1 immediately preceding the applicable interest payment date. The registered holder of a new note is treated as the owner of it for all purposes. Only registered holders have rights under the indenture.
    Interest on the notes is computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes to, but excluding, the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.
Optional Redemption
    The notes are redeemable as a whole or in part, at our option, at any time or from time to time prior to October 15, 2025 (the “Par Call Date”), at a redemption price equal to the greater of:
•100% of the principal amount of such notes to be redeemed, and
•as determined by the Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest thereon that would have been payable in respect of the notes calculated as if the maturity date of the notes was the Par Call Date (not including any portion of such interest payments accrued as of the redemption date), discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the Comparable Government Bond Rate plus 30 basis points, plus, in either of the above cases, accrued and unpaid interest to, but excluding, the date of redemption.
    On or after the Par Call Date, the notes will be redeemable at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest thereon to but excluding the date of redemption.
    For purposes of this section “Optional Redemption,” the following terms have the following meanings:

Exhibit 4.10
    “Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, a German federal government bond whose maturity is closest to the maturity of the notes to be redeemed, or if we or the Independent Investment Banker considers that such similar bond is not in issue, such other German federal government bond as we or the Independent Investment Banker, with the advice of three brokers of, and/or market makers in, German federal government bonds selected by us or the Independent Investment Banker, determine to be appropriate for determining the Comparable Government Bond Rate.
    “Comparable Government Bond Rate” means, with respect to the redemption date, the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the notes to be redeemed, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by us or the Independent Investment Banker.
    “Independent Investment Banker” means an independent investment institution of national standing, which may be one of the Reference Bond Dealers or their respective affiliates, selected by us.
    “Reference Bond Dealer” means any other broker of, and/or market maker in, German government bonds (a “Primary Bond Dealer”) selected by us.
    Notice of any redemption will be mailed (or otherwise transmitted in accordance with applicable procedures of Euroclear and Clearstream) at least 10 days but not more than 90 days before the redemption date to each holder of notes to be redeemed. If we elect to partially redeem the notes, the notes to be redeemed will be selected by lot (or otherwise in accordance with applicable procedures of Euroclear and Clearstream).
    Unless we default in payment of the redemption price and accrued and unpaid interest on the notes, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.
    If any redemption date would otherwise be a day that is not a Business Day, the related payment of principal and interest will be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding Business Day.
Mandatory Redemption or Sinking Fund
    We are not required to make mandatory redemption or sinking fund payments with respect to the notes.
Change of Control Triggering Event
    If a Change of Control Triggering Event occurs, unless we have exercised our option to redeem the notes as described above under “Optional Redemption,” we are required to make an offer (a “Change of Control Offer”) to each holder of such notes to repurchase all or any part (equal to €100,000 or an integral multiple of €1,000 in excess thereof) of that holder’s notes at a repurchase price, payable in cash, equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest on the notes repurchased to, but excluding, the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public

Exhibit 4.10
announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be sent to holders of the notes, with a copy to the trustee, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such notes on the date specified in the notice, which date will be no earlier than 10 days and no later than 90 days from the date such notice is delivered (the “Change of Control Payment Date”). The notice will, if delivered prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.
    On the Change of Control Payment Date, we will, to the extent lawful:
•accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;
•deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and
•deliver or cause to be delivered to the trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being repurchased.
    We are not required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if (i) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all notes properly tendered and not withdrawn under its offer, or (ii) we provide notice of an optional redemption of the notes of a series and there is not a default in payment of the redemption price.
    We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the notes by virtue of any such compliance.
    For purposes of this “Change of Control” section, the following terms have the following meanings:
    “Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in a single transaction or a series of related transactions, of all or substantially all of DXC’s assets and the assets of its subsidiaries, taken as a whole, to one or more “persons” (as that term is defined in Section 13(d)(3) of the Exchange Act) (other than to DXC or one of its subsidiaries); (2) the consummation of any transaction (including, without limitation, any merger or consolidation) as a result of which any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock of DXC, measured by voting power rather than number of shares; (3) DXC consolidates with, or merges with or into any person, or any person consolidates with, or merges with or into DXC, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of DXC or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of Voting Stock of DXC outstanding immediately prior to such

Exhibit 4.10
transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction; or (4) the adoption of a plan relating to the liquidation or dissolution of DXC.
    Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) (A) DXC becomes a direct or indirect wholly-owned subsidiary of a holding company and (B) the direct or indirect holders of DXC’s Voting Stock immediately prior to that transaction are the holders of more than 50% of the Voting Stock of such holding company, or (ii) DXC consolidates with, or merges with or into, any person that results in the surviving person remaining a public company.
    “Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.
    “Fitch” means Fitch Ratings, Inc., and its successors.
    “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s; BBB- (or the equivalent) by S&P; and BBB- (or the equivalent) by Fitch, and the equivalent investment grade credit rating from any additional rating agency or Rating Agencies selected by DXC.
    “Moody’s” means Moody’s Investors Service, Inc., and its successors.
    “Rating Agencies” means (1) each of Moody’s, S&P and Fitch; and (2) if either Moody’s, S&P or Fitch ceases to rate the notes or fails to make a rating of such notes publicly available for reasons outside of the control of DXC, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by DXC as a replacement agency for Moody’s, S&P or Fitch, as the case may be.
    “Rating Event” means the rating on the notes is lowered by at least two of the three Rating Agencies and such notes are rated below an Investment Grade Rating by at least two of the three Rating Agencies on any day during the period (which period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing on the earlier of the date of the first public occurrence of a Change of Control or the date of public notice of an agreement that, if consummated, would result in a Change of Control and ending 60 days following consummation of such Change of Control.
    “S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors.
    “Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.
Certain Covenants
    Except as set forth in this “Description of the Notes” or the indenture, neither we nor any subsidiary of ours is restricted by the indenture from incurring any type of indebtedness or other obligation, from paying dividends or making distribution on equity interests or purchasing equity interests. Additionally, the indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity.
Events of Default

Exhibit 4.10
    Each of the following is an event of default with respect to each series of debt securities issued under the indenture:
(1)default in paying interest on the debt securities of a series when due and the default continues for a period of 90 days or more and the time for payment has not been extended or deferred;
(2)default in paying principal, or premium, if any, on the debt securities of that series when due;
(3)default in the performance, or breach, of any covenant in the indenture (other than defaults specified in clause (1) or (2) above) and the default or breach continues for a period of 90 days or more after DXC receives written notice from the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series;
(4)if any of DXC’s Indebtedness in the aggregate outstanding principal amount of $250 million or more either (1) becomes due and payable prior to the due date for payment of such Indebtedness by reason of acceleration of such Indebtedness following a default by DXC or (2) is not repaid at, and remains unpaid after, maturity as extended by any applicable period of grace or any guarantee given by DXC in respect of Indebtedness of any other person in the aggregate outstanding principal amount of $250 million or more is not honored when, and remains dishonored after, becoming due; and
(5)certain events of bankruptcy, insolvency, reorganization.
    If an event of default (other than an event of default specified in clause (5) with respect to DXC) under the indenture occurs with respect to the debt securities of a series and is continuing, then the trustee may and, at the direction of the holders of at least 25% in principal amount of the outstanding debt securities of such series, will by written notice, require DXC to repay immediately the entire principal amount of the outstanding debt securities of such series, together with all accrued and unpaid interest and premium, if any.
    Holders of at least 25% in principal amount of the outstanding debt securities of a series may seek to institute a proceeding only after they have made written request to the trustee to institute a proceeding and have offered security or indemnity satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request, and the trustee has failed to do so within 60 days after it received this notice. In addition, within this 60-day period the trustee must not have received directions inconsistent with this written request by holders of a majority in principal amount of the outstanding debt securities of a series. These limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of principal, interest or any premium on or after the due dates for such payment with respect to such debt security.
    During the existence of an event of default of which a responsible officer of the trustee has actual knowledge or has received written notice from DXC or any holder of the debt securities, the trustee is required to exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would under the circumstances in the conduct of that person’s own affairs. If an event of default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders unless the holders have offered to the trustee security or indemnity as the trustee may reasonably require. Subject to certain provisions, the holders of a majority in principal amount of the outstanding debt securities of any series have the right to

Exhibit 4.10
direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the trustee.
    A holder of debt securities will only have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies if:
•    the holder has given written notice to the trustee of a continuing event of default;
◦the holders of at least 25% in aggregate principal amount of the then outstanding debt securities of a series have made a written request, and such holders have offered indemnity satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request; and
•the trustee does not institute such proceeding, and does not receive from the holders of a majority in aggregate principal amount of the then outstanding debt securities of such series other conflicting directions within 60 days after such notice, request and offer.
    DXC is required to furnish to the trustee an annual statement as to compliance with all conditions and covenants under the indenture.
Modification and Waiver
    DXC and the trustee may amend or modify the indenture or the debt securities without the consent of any holder of debt securities in order to:
•cure ambiguities, defects or inconsistencies;
•provide for the assumption of DXC’s obligations in the case of a merger or consolidation and DXC’s discharge upon such assumption;
•make any change that would provide any additional rights or benefits to the holders of the debt securities of any series or to surrender any right or power herein conferred upon DXC;
•provide for or add guarantors with respect to the debt securities of any series and provide the terms of such guarantees;
•secure the debt securities of any series;
•establish the form or forms of debt securities of a series;
•qualify the indenture under the Trust Indenture Act;
•to permit or facilitate the defeasance and discharge of the debt securities of a series; provided, however, that any such action shall not adversely affect the interest of the holders of debt securities of such series in any material respect;
•to evidence and provide for the acceptance under the indenture of a successor trustee;
•to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

Exhibit 4.10
•conform any provision in the indenture to this “Description of the Debt Securities” to the extent that such provision was intended to be a verbatim recitation of a provision in this “Description of the Debt Securities”; or
•make any change that does not adversely affect the rights of any holder of debt securities of such series in any material respect.
    Other amendments and modifications of the indenture or the debt securities of any series may be made with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding debt securities of a series affected by the amendment or modification (voting as one class), and DXC’s compliance with any provision of the indenture with respect to any series of debt securities may be waived by written notice to the trustee by the holders of a majority of the aggregate principal amount of the outstanding debt securities of each series affected by the waiver (voting as one class). However, no modification or amendment may, without the consent of the holder of each outstanding debt security of a series affected:
•reduce the principal amount, or extend the fixed maturity, of the debt securities of such series, alter or waive the redemption provisions of the debt securities of such series;
•change the currency in which principal, any premium or interest is paid;
•reduce the percentage in principal amount outstanding of debt securities of such a series which must consent to an amendment, supplement or waiver or consent to take any action;
•impair the right to institute suit for the enforcement of any payment on the debt securities of such a series;
•waive a payment default with respect to the debt securities of such a series;
•reduce the interest rate or extend the time for payment of interest on the debt securities of such a series; or
•adversely affect the ranking of the debt securities of such a series.